Exhibit 99.2

ELECTRONICALLY SERVED
6/22/2023 9:29 AM	Electronically Filed
06/22/2023 9:28 AM

IN THE EIGHTH JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA
IN AND FOR CLARK COUNTY

IN RE WORKHORSE GROUP INC. STOCKHOLDER DERIVATIVE LITIGATION	Lead Case No. A-21-833050-B (Consolidated with Case No. A-21-836888-B)

[PROPOSED] ORDER AND FINAL
This Document Relates To: ALL ACTIONS.	JUDGMENT

Judge: Nancy Allf

This matter came before the Court for a hearing pursuant to the Order of this Court entered on April 21, 2023 (“Preliminary Approval Order”), on the application of the Settling Parties for approval of the Settlement set forth in the Stipulation of Settlement executed by counsel for the Parties as of April 10, 2023 (the “Stipulation”). All capitalized terms used herein have the meanings set forth and defined in the Stipulation.

The Court has received a declaration attesting to (i) the publication of the Summary Notice once in the The Wall Street Journal or a similar online publication; (ii) the posting of the Notice and the Stipulation (with the exhibits hereto) on the “Investors” portion of the Company’s website; and (iii) the filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K attaching the Notice and the Stipulation (with the exhibits hereto).

Therefore, due and adequate notice having been given to Current Workhorse Shareholders as required by the Preliminary Approval Order, and the Court having considered all papers filed and proceedings in the Nevada State Court Action and otherwise being fully informed of the matters herein, and good cause appearing therefore,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED as follows:

1. This Court has jurisdiction over the subject matter of the Nevada State Court Action, including the terms and conditions of the Stipulation and all exhibits thereto, over the Settling Parties to the Stipulation, and over Current Workhorse Shareholders.

2. Based on evidence submitted by Workhorse’s counsel, the Court finds that the Summary Notice and Notice were posted and published according to this Court’s Preliminary Approval Order. This Court further finds that the form and content of the Summary Notice and Notice, as previously preliminarily approved by the Court, complied with the requirements of Nevada Rules of Civil Procedure 23.1, satisfied the requirements of due process, and constituted due and sufficient notice of the matters set forth therein.

3. A full opportunity has been offered to Current Workhorse Shareholders to object to the proposed Settlement and to participate in the hearing thereon, and, as such, all Current Workhorse Shareholders are bound by this Order.

4. The Settlement is found to be fair, reasonable, adequate and in the best interests of Workhorse and Current Workhorse Shareholders.

5. The Court finds, for settlement purposes, that: (1) the Nevada State Court Action was properly brought as a shareholder derivative suit pursuant to the Nevada Rules of Civil Procedure and (2) plaintiffs Romario St. Clair and Andrew Everson (“Plaintiffs”), adequately represented the interests of Current Workhorse Shareholders in enforcing the rights of Workhorse.

6. The Stipulation and the terms of the proposed Settlement set forth therein are, in all respects, hereby finally approved. The Settling Parties to the Stipulation are directed to consummate the Settlement in accordance with the terms and provisions of the Stipulation.

7. The Nevada State Court Action and all claims contained therein, as well as all Released Claims, are hereby dismissed with prejudice in their entirety, on the merits, as against all Released Persons. Each party shall bear its own fees and costs, except as set forth herein.

8. Upon the Effective Date, Plaintiffs, (acting on their own behalf and/or derivatively on behalf of Workhorse), Workhorse, and any Person acting derivatively on behalf of Workhorse shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, discharged and dismissed with prejudice the Released Plaintiff Claims (including Unknown Claims) against the Released Defendant Persons.

9. Upon the Effective Date, Plaintiffs, (acting on their own behalf and/or derivatively on behalf of Workhorse), Workhorse, and any Person acting derivatively on behalf of Workhorse, shall be forever barred and enjoined from asserting, commencing, instituting, or prosecuting any of the Released Plaintiff Claims against any Released Defendant Person.

10. Upon the Effective Date, each of the Individual Defendants and Workhorse shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged the Released Defendant Claims (including Unknown Claims) against the Released Plaintiff Persons, and shall be forever barred and enjoined from asserting any Released Defendant Claims against any Released Plaintiff Person. For the avoidance of doubt, nothing in this Order expands, augments, alters, restricts, curtails or limits the indemnification obligations of Workhorse to the Individual Defendants, and nothing in this Order expands, augments, alters, restricts, curtails or limits the obligations of the insurers, on the one hand, to Workhorse or the Released Defendant Persons, on the other hand.

11. Plaintiffs’ Counsel in the action are hereby awarded attorneys’ fees and a reimbursement of expenses of $4 million (“Fee and Expense Award”). This Court finds that this amount is fair and reasonable under the facts and circumstances of this case. Payment of such Fee and Expense Award shall be made in accordance with the provisions of the Stipulation.

12. Plaintiffs are each granted service awards in the amount of $3,000.00, which shall be funded from the Fee and Expense Award.

13. This Order and Final Judgment, the Stipulation and all of its provisions, and any negotiations, proceedings or agreements relating to the Stipulation and the Settlement, and any matters arising in connection with such negotiations, proceedings or agreements, and any acts performed or documents executed pursuant to or in furtherance of this Stipulation:

a. shall not be offered or received against any of the Released Persons as evidence of a presumption, concession, or admission of any kind;

b. shall not be offered or received against any of the Released Persons as evidence of an admission by any of those Released Persons with respect to the truth of any fact alleged in any of the Derivative Actions or Litigation Demands or the validity of any Released Claim, or the deficiency of any defense that has been or could have been asserted, or of any liability, negligence, fault, or wrongdoing of the Released Persons;

c. shall not be offered or received against the Released Persons as evidence of any fault, misrepresentation, omission or other actionable conduct with respect to any statement or written document approved or made by any of the Released Persons;

d. shall not be offered or received against the Released Persons as evidence of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Released Persons, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; however, the Released Persons may refer to the Stipulation to effectuate the release of Released Claims and other liability protections granted them hereunder;

e. shall not be construed against any of the Released Persons as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial;

f. shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable in the Derivative Actions or Litigation Demands would not have exceeded the Settlement Amount; and

g. shall not, in the event the Stipulation and Settlement are disapproved, cancelled, or terminated (collectively, “Termination”), be used by any Party for any purpose in any trial in any of the Derivative Actions or Litigation Demands;

h. provided that, any Party may file or introduce the Stipulation and/or the Order and Final Judgment in any action or proceeding that may be brought to enforce the terms of the Stipulation and/or the Final Judgment..

14. Except in the event of a Termination, the Settling Parties agree not to assert under Rule 11 of the Nevada Rules of Civil Procedure or any similar law, rule or regulation, that the Derivative Actions or Litigation Demands were brought or defended in bad faith or without a reasonable basis. The Settling Parties agree that the terms of this Settlement were negotiated at arms’ length and in good faith by the Settling Parties and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with their respective experienced legal counsel.

15. Without in any way affecting the finality of this Order and Final Judgment, this Court shall retain jurisdiction over the Settling Parties to the Stipulation and the Released Parties with respect to all matters related to the Derivative Actions and Litigation Demands and to consider any matters or disputes arising out of or relating to the Settlement, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Order and Final Judgment, and for matters or disputes arising out of or relating to the Settlement.

16. Any order regarding an award of attorneys' fees and expenses, or any appeal, modification or change of such an order, shall in no way disturb or affect the finality of this Order and Final Judgment and shall be considered separate from this Order and Final Judgment.

17. This Settlement shall be a final and complete resolution of all disputes among the Settling Parties. No party to the Stipulation may assert in any forum that the Derivative Actions or Litigation Demands were brought, commenced or prosecuted by the Plaintiffs or their counsel in bad faith or that the Derivative Actions or Litigation Demands were not filed or pursued in good faith or were not settled voluntarily after negotiating at arm's-length and in good faith after consultation with competent legal counsel.

18. The Settling Parties are hereby authorized, without further approval of the Court, to unanimously agree to and adopt in writing such amendments, modifications, and expansions of the Stipulation and all exhibits attached thereto, provided that such amendments, modifications, and expansions of the Stipulation are done in accordance with the terms of the Stipulation, are not materially inconsistent with this Order and Final Judgment and do not materially limit the rights of Current Workhorse Shareholders or the Released Persons under the Stipulation.

19. In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, then this Order and Final Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated, and in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation, and the provisions of Paragraph 6.3 of the Stipulation shall apply.

20. The provisions of this Order and Final Judgment constitute a full and complete adjudication of the matters considered and adjudged herein, and the Court determines that there is no just reason for delay in the entry of judgment. The Clerk is hereby directed to immediately enter this Order and Final Judgment.

DATED: ________

IT IS SO ORDERED:
Dated the 22nd day of June, 2023

Nancy L Allf
HONORABLE NANCY ALLF

CSERV

DISTRICT COURT

CLARK COUNTY, NEVADA

Romario St. Clair, Plaintiff(s)	CASE NO: A-21-833050-B

Vs.	DEPT. NO. Department 27

Duane Hughes, Defendant(s)

AUTOMATED CERTIFICATE OF SERVICE

This automated certificate of service was generated by the Eighth Judicial District Court. The foregoing Judgment was served via the court’s electronic eFile system to all recipients registered for e-Service on the above entitled case as listed below:

Service Date: 6/22/2023

J. Stephen Peek	speek@hollandhart.com

Robert Cassity	bcassity@hollandhart.com

CaraMia Gerard	cgerard@mcdonaldcarano.com

Matthew Sharp	matt@mattsharplaw.com

Cristin Sharp	cristin@mattsharplaw.com

Rory Kay	rkay@mcdonaldcarano.com

Marianne Carter	mcarter@mcdonaldcarano.com

Joyce Heilich	jeheilich@hollandhart.com

Karen Surowiec	ksurowiec@mcdonaldcarano.com

Bryan Snyder	bsnyder@omaralaw.net

Brian Robbins	brobbins@robbinsarroyo.com

Stephen Oddo	soddo@robbinsarroyo.com

Suzy Thompson	suzy@mattsharplaw.com

Kristina Cole	krcole@hollandhart.com

Rosa Solis-Rainey	rsr@morrislawgroup.com

David O'Mara	david@omaralaw.net

Jorgeanne Cabuhat	jcabuhat@robbinsllp.com

Erin Carrino	ecarrino@robbinsllp.com

Noemi Rivera	nrivera@gme-law.com

Richard Zelichov	richard.zelichov@katten.com

Jonathan Youngwood	jyoungwood@stblaw.com

Kathryn Chang	kathryn.chang@stblaw.com

John Robinson	jrobinson@stblaw.com

Steve Morris	sm@morrislawgroup.com

Daniel Aquino	daquino@mcdonaldcarano.com

Valerie Weis	val@omaralaw.net

Gregory Egleston	gegleston@gme-law.com

T.J. McKenna	TJMcKenna@gme-law.com

Claudia Morrill	cam@morrislawgroup.com